                                                                    Exhibit 99.1

Press Release                 Contact:   James M. Stanich, President
(310) 664-4100                           Neil M. Miller, Chief Financial Officer


        National Golf Properties Reports FFO Per Share of $0.81 In 3Q01;
         ---------------------------------------------------------------
              Announces Plan to Consider Restructuring Alternatives
              -----------------------------------------------------

     Santa Monica, California (November 14, 2001) - National Golf Properties, Inc. (NYSE: TEE) reported funds from operations (FFO) of $16.7 million or $0.81 per diluted share for the quarter ended September 30, 2001 compared to $14.2 million or $0.68 per diluted share for the prior year. For the nine months ended September 30, 2001, the Company reported FFO of $47.7 million or $2.32 per diluted share compared to $40.9 million or $1.95 per diluted share for the same period in the prior year.

     For the nine months ended September 30, 2001, the Company reported same property rent growth of 1.1% and a 5.6% decline in same property course-level revenue. Percentage rent and course-level revenue were adversely impacted by poor weather, general economic conditions and increased competition. "The decline in course-level revenues during the first half of the year continued into the third quarter due primarily to general economic conditions and has been exacerbated by effects of the terrorist attacks in September," stated James M. Stanich, President of National Golf Properties. The Company's properties in Las Vegas and Phoenix have also been negatively affected by the recent decline in tourism.

     These market conditions are also adversely affecting the operating results of the Company's primary tenant, American Golf Corporation. The Company's properties that are operated by American Golf reported a ratio of operating income to rent of 0.93 for the nine months ended September 30, 2001. American Golf has recently informed the Company that it may be unable to fully satisfy its rental obligations in the near term as it enters the off-season winter months. Although the Company expects to receive American Golf's rent payment in December, the Company is in discussions with American Golf regarding the timing and payment of its rental obligations during the next several months.

Press Release
November 14, 2001
Page 2 of 8

     In addition, the Company's Board of Directors has authorized the Company to engage financial and legal advisors to assist the Company in considering restructuring alternatives that will include an evaluation of the Company's leases with American Golf Corporation and the Company's long-term objectives. Any decision by the Company's Board of Directors in this regard may affect the Company's FFO estimates and its future dividend policy.

     "We believe that our portfolio is well-positioned to improve as the general economy moves toward recovery. Our courses are located primarily in major metropolitan markets and are more heavily weighted toward an affordable golf experience," continued Stanich. "Moreover, we expect the current environment to present attractive consolidation opportunities in the golf industry during the next several years."

     During the third quarter, the Company sold five golf courses for aggregate proceeds of approximately $12.2 million. The Company recognized a loss of approximately $5 million from the sale of these properties. Since the close of the quarter, the Company sold two golf courses for approximately $12.1 million. The Company expects to recognize a gain from the sale of these properties. "We plan to continue to evaluate our portfolio, dispose of our slower-growth and non-strategic properties and reinvest the proceeds in higher-yielding assets or pay down debt," stated Stanich.

     With respect to estimates of future funds from operations, based on current market conditions, the Company has reduced its expected range of fully diluted FFO per share to between $3.26 and $3.31 for 2001. Pending its review of restructuring alternatives, the Company is unable to estimate FFO per share for the 2002 fiscal year. The Company declared dividends to stockholders of $0.46 per share for the quarter ended September 30, 2001.

     As of September 30, 2001, the Company was not in compliance with certain provisions under its $300 million unsecured credit facility due to American Golf Corporation's inability to achieve certain coverage ratios and financial tests for the period ended September 30, 2001. In addition, some of the Company's debt instruments contain cross-default provisions pursuant to which a default under one instrument may cause a default under one or more other instruments.

Press Release
November 14, 2001
Page 3 of 8

If the credit facility non-compliance or these cross-default provisions are enforced, the Company could experience a material adverse effect on its financial condition. As of September 30, 2001, the outstanding balance on the credit facility was $248 million and the outstanding balance on the Company's other debt instruments containing cross-default provisions was $157.3 million. The Company is in discussions with its lenders regarding these matters, but no assurance can be given regarding the outcome of these discussions.

     National Golf Properties is the largest publicly traded company in the United States specializing in the acquisition and ownership of golf course properties with 137 golf courses geographically diversified among 23 states.

     For a more complete description of the Company's financial results, including consolidated financial statements and notes thereto and management's discussion and analysis of financial condition and results of operations, please refer to the Company's quarterly report for the period ended September 30, 2001 filed with the Securities and Exchange Commission (the "SEC") on Form 10-Q, dated November 14, 2001.

     This news release contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by our use of the words "believes," "expects," "plans," "estimates," "anticipates," "intends," "assumes," "projects," "could," "will," "may," and other words of similar expression, that predict or indicate future events or trends or that do not report historical matters. There are a number of important factors that could cause actual results and the timing of certain events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: our lenders may not agree to waive the non-compliance under our credit facility or any default or cross-default occurring as a result thereof; we may be unable to address the leasehold arrangements with our primary tenant, American Golf Corporation, on favorable terms or at all; we may be unable to dispose of our slower-growth and non-strategic properties on favorable terms or be unable to reinvest the proceeds from such dispositions in higher-yielding assets or to reduce outstanding indebtedness; attractive consolidation opportunities in the golf industry may not present themselves during the next several years or the Company may not be able to take advantage of such opportunities; and we may continue to experience a decline in course-level revenues and reduced tourism in our destination markets as a result of the effects of the general economic recession, the September 11, 2001 terrorist attacks or subsequent similar events.

Press Release
November 14, 2001
Page 4 of 8



     You should also read the risk factors that are discussed in the Company's reports and documents previously filed with the SEC. You should be aware that the risk factors contained in those reports and documents may not be exhaustive. Therefore, we recommend that you read the information in those reports and documents together with other reports and documents that we file in the future with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.

FUNDS FROM OPERATIONS
---------------------

     The Company believes that to facilitate a clear understanding of the historical consolidated operating results, funds from operations ("FFO") should be examined in conjunction with net income as presented in the Company's consolidated financial statements, however, FFO should not be considered as an alternative to net income as an indication of the Company's performance or as an alternative to cash flow as a measure of liquidity. FFO is considered by the Company's management as an appropriate measure of the performance of a real estate investment trust (REIT) because it is predicated on cash flow analyses, which management believes are more reflective of the value of real estate companies such as the Company rather than a measure predicated on GAAP which gives effect to non-cash expenditures such as depreciation. FFO is generally defined as net income (loss), excluding gains or losses from asset sales, plus certain non-cash items, primarily depreciation and amortization. The FFO presented may not be comparable to FFO for other REITs. The following table summarizes the Company's FFO for the specified periods ended September 30, 2001 and 2000.



(Unaudited, in thousands, except per share data)                Three Months Ended               Nine Months Ended
                                                            ---------------------------      ---------------------------
                                                               9-30-01         9-30-00         9-30-01         9-30-00
                                                            -----------      ----------      -----------     -----------
Net Income                                                      $1,556           $5,265          $9,920         $10,075
   Distribution - Preferred Units                               (2,313)          (2,313)         (6,941)         (6,941)
   Minority Interest                                             3,441            5,660          13,408          13,882
   Depreciation & Amortization                                   9,689            9,771          29,400          30,183
   Depreciation & Amortization - Joint Venture                      78               81             250             261
   Loss (Gain) on Sale of Properties                             4,956           (2,763)          3,935          (3,451)
   Excess Land Sales                                                (8)            (500)            (44)           (518)
   Straight-lined Rent and Interest                               (747)            (961)         (2,199)         (2,726)
   Deferred Compensation Plan Adjustment                             -              (76)              -             138
   Depreciation - Corporate                                         (1)             (14)             (5)            (48)
                                                            -----------      -----------     -----------     -----------
Funds From Operations                                          $16,651          $14,150         $47,724         $40,855
                                                            ===========      ===========     ===========     ===========

FFO Per Diluted Share                                            $0.81            $0.68           $2.32           $1.95

Distributions Declared Per Share                                 $0.46            $0.46           $1.38           $1.36

Weighted Average Common Stock,
   Common Stock Equivalents & OP Units Outstanding              20,561           20,953          20,529          20,952

Press Release
November 14, 2001
Page 5 of 8


RENT DATA
---------

(Unaudited, in thousands)                                Three Months Ended              Nine Months Ended
                                                      -------------------------       -------------------------
                                                         9-30-01       9-30-00           9-30-01       9-30-00
                                                      -----------    ----------       -----------    ----------
Base Rent                                                $28,052       $26,749           $84,084       $79,579
Straight-lined Rent                                          747           961             2,199         2,726
Percentage Rent - Recognized                                 616           656               616           656
                                                      -----------    ----------       -----------    ----------
   Total Rent Recognized                                  29,415        28,366            86,899        82,961
Deferred Percentage Rent                                   1,100         2,281             3,196         6,375
                                                      -----------    ----------       -----------    ----------
   Total Rent (Including Deferred Rent)                  $30,515       $30,647           $90,095       $89,336
                                                      ===========    ==========       ===========    ==========


OTHER DATA
----------

                                                         Three Months Ended              Nine Months Ended
                                                         September 30, 2001             September 30, 2001
                                                      --------------------------     --------------------------

Same Property Base & Percentage Rent                           (0.6%)                          1.1%
Same Property Course-level Revenue                             (7.1%)                         (5.6%)
Rent Coverage Ratio*                                             NM                            0.93

* Operating Income/Rent for NGP properties operated by AGC


BALANCE SHEET DATA
------------------

(Unaudited, in thousands)                                          Sep 30, 2001                 Dec 31, 2000
                                                               -----------------             ----------------
Property Before Accumulated Depreciation                               $890,271                     $906,474
Total Assets                                                           $746,948                     $766,106

Variable-Rate Notes Payable                                            $271,978                     $269,184
   Weighted Average Variable Interest Rate                                6.49%                        9.00%
Fixed-Rate Notes Payable                                               $164,592                     $187,629
   Weighted Average Fixed Interest Rate                                   8.43%                        8.38%
Total Notes Payable                                                    $436,570                     $456,813
   Weighted Average Interest Rate                                         7.17%                        8.71%

Market Capitalization (Including Debt)                                 $876,246                     $987,157
Total Debt/Market Capitalization                                            50%                          46%

Common Stock Outstanding                                                 13,127                       12,964
OP Units Outstanding                                                      7,413                        7,478
                                                               -----------------             ----------------
Total Common Stock & OP Units Outstanding                                20,540                       20,442
                                                               =================             ================



Press Release
November 14, 2001
Page 6 of 8





                         NATIONAL GOLF PROPERTIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                  (Unaudited, in thousands, except share data)

                                                                                    September 30, 2001   December 31, 2000
                                                                                    ------------------   -----------------
                                      ASSETS
Property
    Land                                                                                 $  90,928           $  91,414
    Buildings                                                                              243,783             246,158
    Ground improvements                                                                    442,101             457,607
    Furniture, fixtures and equipment                                                       47,588              49,740
    Leasehold rights                                                                        30,335              32,081
    Construction in progress                                                                35,536              29,474
                                                                                         ---------           ---------
                                                                                           890,271             906,474
    Less: accumulated depreciation                                                        (201,342)           (185,453)
                                                                                         ---------           ---------
        Net property                                                                       688,929             721,021
Cash and cash equivalents                                                                    6,457               1,528
Investments                                                                                     --                 200
Mortgage notes receivable                                                                   15,442              15,442
Investment in joint venture                                                                  6,688               6,949
Due from affiliate                                                                           4,306               1,895
Other assets, net                                                                           25,126              19,071
                                                                                         ---------           ---------
        Total assets                                                                     $ 746,948           $ 766,106
                                                                                         =========           =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                                            $ 436,570           $ 456,813
Accounts payable and other liabilities                                                      21,522              10,103
                                                                                         ---------           ---------
        Total liabilities                                                                  458,092             466,916
                                                                                         ---------           ---------
Minority interest                                                                          172,682             177,356
                                                                                         ---------           ---------

Stockholders' Equity:
     Preferred stock, $.01 par value, 5,000,000 shares authorized - none issued                 --                  --
     Common stock, $.01 par value, 40,000,000 shares authorized,
         13,127,148 and 12,963,845 shares issued and outstanding at
         September 30, 2001 and December 31, 2000, respectively                                131                 130
     Additional paid in capital                                                            119,002             124,741
     Unamortized restricted stock compensation                                              (2,959)             (3,037)
                                                                                         ---------           ---------
Total stockholders' equity                                                                 116,174             121,834
                                                                                         ---------           ---------
Total liabilities and stockholders' equity                                               $ 746,948           $ 766,106
                                                                                         =========           =========


Press Release
November 14, 2001
Page 7 of 8



                         NATIONAL GOLF PROPERTIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (Unaudited, in thousands, except per share amounts)


                                                              For the three          For the three
                                                               months ended           months ended
                                                            September 30, 2001     September 30, 2000
                                                            ------------------     ------------------
Revenues:
   Rent from affiliates                                        $     29,096            $   28,062
   Rent                                                                 319                   304
   Equity in income from joint venture                                  132                   123
                                                               ------------            ----------
       Total revenues                                                29,547                28,489
                                                               ------------            ----------

Expenses:
   General and administrative                                         1,469                 1,273
   Depreciation and amortization                                      9,689                 9,771
                                                               ------------            ----------
       Total expenses                                                11,158                11,044
                                                               ------------            ----------
   Operating income                                                  18,389                17,445

Other income (expense):
   Interest income from affiliates                                       --                   138
   Interest income                                                      331                   373
   Gain/(loss) on sale of properties                                 (4,956)                2,763
   Other income                                                          33                   492
   Interest expense                                                  (8,800)              (10,286)
                                                               ------------            ----------
Income before minority interest                                       4,997                10,925
Income applicable to minority interest                               (3,441)               (5,660)
                                                               ------------            ----------

Net income                                                     $      1,556            $    5,265
                                                               ============            ==========

Basic earnings per share                                       $       0.12            $     0.40
Weighted average number of shares                                    12,937                13,130

Diluted earnings per share                                     $       0.12            $     0.39
Weighted average number of shares                                    13,115                13,465


Distribution declared per common share outstanding             $       0.46            $     0.46


Press Release
November 14, 2001
Page 8 of 8


                         NATIONAL GOLF PROPERTIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (Unaudited, in thousands, except per share amounts)


                                                              For the nine           For the nine
                                                              months ended           months ended
                                                           September 30, 2001     September 30, 2000
                                                           ------------------     ------------------
Revenues:
     Rent from affiliates                                         $ 85,943               $ 82,051
     Rent                                                              956                    910
     Equity in income from joint venture                               380                    345
                                                                  --------               --------
         Total revenues                                             87,279                 83,306
                                                                  --------               --------

Expenses:
     General and administrative                                      4,377                  4,301
     Depreciation and amortization                                  29,400                 30,183
                                                                  --------               --------
         Total expenses                                             33,777                 34,484
                                                                  --------               --------
     Operating income                                               53,502                 48,822

Other income (expense):
     Interest income from affiliates                                    --                    403
     Interest income                                                 1,014                    888
     Gain/(loss)  on sale of properties                             (3,935)                 3,451
     Other income (expense)                                             96                    520
     Interest expense                                              (27,349)               (30,127)
                                                                  --------               --------

Income before minority interest                                     23,328                 23,957
Income applicable to minority interest                             (13,408)               (13,882)
                                                                  --------               --------
Net income                                                        $  9,920               $ 10,075
                                                                  ========               ========

Basic earnings per share                                          $   0.77               $   0.79
Weighted average number of shares                                   12,884                 12,806

Diluted earnings per share                                        $   0.76               $   0.77
Weighted average number of shares                                   13,062                 13,116

Distribution declared per common share outstanding                $   1.38               $   1.36

                                      * * *